Exhibit 3.29

Certificate of Incorporation

Of

ShopWise.com, Inc.

FIRST: The name of the corporation is ShopWisc.com, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation shall be authorized to issue three thousand (3,000) shares of common stock and each share shall have a par value of one cent ($.01) per share.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, the number of members of which shall be set forth in the bylaws of the Corporation. Unless the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH: In furtherance and not in limitation of the objectives, purposes and powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw made by the Board of Directors.

SEVENTH: The directors of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

EIGHTH: The name and mailing address of the Incorporator is Frances Gauthier c/o Klett Rooney Lieber & Schorling, 1201 Market Street, Suite 1501, Wilmington, Delaware 19801.

I, THE UNDERSIGNED, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereunto set my hand and seal this 4th day of April, 2000.

/s/ Frances Gauthier	(SEAL)
Frances Gauthier Incorporator